FOR IMMEDIATE RELEASE

Investor Contacts: Stuart Fuhlendorf Chief Financial Officer Metawave Communications Tel: (425) 702-5600 stuart.fuhlendorf@metawave.com	Media Contacts: Loan T. Duong Metawave Communications (425) 702-6535 loand@metawave.com	Nina Velasquez Text 100 Public Relations (206) 381-3791 ninav@text100.com

Metawave Secures $20 Million of Equity Financing

           REDMOND, Wash. - December 3, 2001 - Metawave(R) Communications Corp. (NASDAQ: MTWV), a global provider of smart antenna solutions that increase voice and data capacity for wireless carriers, today announced that is has secured $20 million in equity financing from Oak Investment Partners.

          Oak will purchase $20 million of convertible preferred Metawave stock in a private placement at a price of $2.359 per share and will also be issued warrants for the purchase of up to an additional $10 million in shares. Under the terms of this financing, Oak cannot convert, sell or transfer the preferred stock for 18 months and, at its option, will be able to sell or transfer 25 percent of the preferred stock, or convert it to common stock, each three-month period thereafter. The financing is subject to obtaining NASD approval, which is expected before the end of the year. Additionally, Bandel Carano, who is a current member of the Board, will continue to serve on the Board pursuant to the terms of this transaction.

          "Metawave is the dominant supplier of smart antenna technology today," said Bandel Carano, general partner at Oak Investment Partners. "We are pleased to be providing capital to enable Metawave to continue enhancing its intellectual property portfolio in what we believe is the most cost-effective approach to expanding wireless capacity."

          "Oak has been an investor in Metawave since our founding in 1995 and we're pleased to see continued support from a sophisticated investor such as Oak," said Bob Hunsberger, chairman and chief executive officer of Metawave. "The structure of this financing demonstrates their long-term commitment to Metawave."

          "This equity financing strengthens our balance sheet and provides us with a solid financial position entering the next fiscal year," said Stuart Fuhlendorf, Metawave's chief financial officer. "A solid cash position will help us take advantage of the enormous growth and opportunities in the wireless market."

ABOUT OAK INVESTMENT PARTNERS

Oak Investment Partners, founded in 1978, is one of the oldest and largest venture capital firms, funding high-growth entrepreneurial ventures while assisting and guiding them to industry leadership. Oak has raised ten venture capital partnerships with a total of $4.2 billion in committed capital. Oak has sponsored over 350 companies with aggregate annual revenues in excess of $100 billion. Oak's most recent fund, Oak X, was closed on February 28, 2001 with a total capitalization of $1.6 billion, and will be put to work financing the global information economy.

ABOUT METAWAVE

Metawave(R) Communications Corp. is a global provider of smart antenna solutions that increase voice and data capacity for wireless carriers. The company's smart antenna offerings provide operators of CDMA, GSM, and next generation 3G wireless networks with cost-effective capacity solutions that improve wireless network performance. Metawave's smart antenna systems have been deployed worldwide by leading wireless providers to meet rapidly increasing demand for wireless voice and data services. Founded in 1995, the company is headquartered in Redmond, Washington, with offices in California, Mexico City, Shanghai, Taipei and Texas. For more information, call 1-888-METAWAVE or visit the company's Web site at http://www.metawave.com.

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Metawave(R) and SpotLight(R) are trademarks of Metawave Communications Corporation.

Except for the historical information presented, the matters discussed in this press release may contain forward-looking statements relating to the development of Metawave Communications' products and services, as well as other future events, circumstances, trends, plans and prospects, and are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may vary significantly from the results expressed or implied in such statements. For example, the transaction described above is subject to NASD approval and if such approval is not obtained, the transaction may need to be significantly restructured in order to obtain approval or, if necessary, abandoned completely. For a discussion of the risks faced by Metawave, please see "Risk Factors" in Metawave's Registration Statement on Form S-1 and other documents filed by Metawave from time to time with the Securities and Exchange Commission.

Note: The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the final transaction documents. Metawave intends to use the proceeds from this investment for working capital and general corporate purposes. The securities offered to Oak have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration requirements.